U.S. SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report: August 29, 2012

U.S. FUEL CORPORATION
(Exact Name of registrant as specified in its Charter)

Nevada	0-31959	88-0433815
State of Incorporation)	Commission File No.	(IRS Employer Identification No.)

277 White Horse Pike, Ste.200, Atco, N.J.	08004
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, (856) 753 - 1046

(Registrant’s former name and address)

NUCLEAR SOLUTIONS,INC.

5505 Connecticut Ave., N.W. Ste.191, Washington, D.C.	20015
(Address of principal executive offices)	(Zip Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions below:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR 240-14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240-13e-4(c))

Item 8.01 Other Events

While much of the information contained in this document is the subject of prior SEC filings, this document is intended to provide a consolidated history of the Company to assist investors in understanding the transition from the initial corporate formation of Stock Watch Man, Inc. in 1997 through Nuclear Solutions, Inc. in 2001 to US Fuel Corporation in 2011.

In each transition, the changes have been to align the corporate name with the business focus.

Since its initial formation, the company now known as US Fuel Corporation has been a company focused on developing or acquiring intellectual property that would support profitable business operations in a niche market.

Today, the focus of US Fuel Corporation is to acquire and develop the intellectual property necessary to support the construction of multiple, scalable facilities capable of producing alternative fuels, with a primary feedstock of coal.  The current project plan involves engineering a unique combination of technologies as the core of a scalable process to support multiple production facilities.

The first site in pre-acquisition due diligence is located in Muhlenberg County, Kentucky.  The Commonwealth of Kentucky was selected as an initial location due to the abundance of coal and because Kentucky has set a goal to develop a coal-to-liquids industry that will use 50 million tons of coal per year to produce four billion gallons of liquid fuel per year by 2025.  (http://tinyurl.com/2cszn9e)

The first facility will be an operating, commercial facility that will serve as a template for additional facilities to be built using the engineered process owned by US Fuel.  While no additional sites have been secured at this time, US Fuel is in discussions regarding additional sites in Kentucky as well as other coal producing states.  Through its Business Incubation Relationship with Global Private Funding, US Fuel is exploring opportunities in the Philippines and with Native American Nations .

US Fuel Corporation was initially formed on February 27, 1997 as a Nevada Corporation with the name of Stock Watch Man, Inc.  The initial business strategy was to become an informative, comprehensive and user friendly Internet-based financial site by developing and then marketing a website through internet search engines and links to financial resources.  The website was dormant through June 2000 and, with minimal website activity, Company management began looking for other niche markets to pursue.

In 2001, the Company took actions to change the business focus from web services to nuclear waste remediation.  On August 8, 2001, the Company entered into an Asset Purchase Agreement with Global Atomics, Inc., a Wyoming corporation to acquire a Patent License Agreement that involved new technologies believed to be potentially effective in the remediation of nuclear waste products.  To ensure the corporate name properly reflected the new corporate business focus, on September 12, 2001, the corporate name was changed to Nuclear Solutions, Inc. (NSOL),

As NSOL, the Company was engaged in the highly technical business of research, development, and commercialization of innovative product technologies, which were generally early-stage, theoretical or commercially unproven  to address emerging market opportunities in the fields of homeland security, nanotechnology, and nuclear remediation.

In exploring emerging technical markets, NSOL examined opportunities in producing alternative fuels.  To support the alternative fuels effort, on September 2, 2005, NSOL formed a wholly owned subsidiary, Fuel Frontiers, Inc. (“FFI”) to develop facilities to produce ultra-clean synthetic diesel from coal and other materials using a plasma-based gasification system and a conventional synthesis gas-to-fuel reforming system based upon Fisher-Tropsch technology.

While the alternative fuel market appeared to be viable, the nuclear remediation market was proving difficult, due to uncertainty in national policies regarding the disposal of nuclear waste.  As a result, in 2009, the Nuclear Solutions Board of Directors elected to focus the company exclusively on the production of synthetic fuels through the FFI subsidiary.

The patents rights obtained under the Patent License Agreement were returned to the patent holder in return for a release of all claims against NSOL that might arise from the change in corporate market focus.

In 2009 and again in 2010, FFI developed project business plans and economic models to support the construction of a large-scale coal to diesel facility in Muhlenberg County, Kentucky.   Each time, project financing could not be obtained due to a combination of factors that included the general economic conditions and the proposed project size.

Not satisfied with the progress in developing a financeable alternative fuel project, in March 2011, the NSOL board of directors changed management by appointing Harry Bagot as a Director and as the new President and Chief Executive Officer of both NSOL and FFI.  On June 14, 2011, to better align the corporate name with the corporate business, the Company name was changed to U.S. Fuel Corporation.  At some point in the future, FFI will be dissolved.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

U.S. Fuel Corporation
Dated: August 29, 2012
/s/ Harry Bagot
By: Harry Bagot
President & CEO